Ex-12
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                                                      Idaho Power Company
                                              Consolidated Financial Information
                                              Ratio of Earnings to Fixed Charges

                                                                                                                 Twelve Months
                                                             Twelve Months Ended December 31,                       Ended
                                                                  (Thousands of Dollars)                         September 30,
                                                   1992         1993         1994         1995         1996          1997
Computation of Ratio of Earnings to
  Fixed Charges:
    Consolidated net income.....................  $59,990      $84,464      $74,930      $86,921      $90,618        $89,785

Income taxes:
    Income taxes (incl amounts charged
     to other income and deductions)............   24,601       38,057       35,307       49,498       51,316         47,465
    Investment tax credit adjustment............   (1,439)      (1,583)      (1,064)      (1,086)         776         (1,062)
          Total income taxes....................   23,162       36,474       34,243       48,412       52,092         46,403

Income before income taxes......................   83,152      120,938      109,173      135,333      142,710        136,188

Fixed Charges:
    Interest  on long-term debt.................   53,408       53,706       51,172       51,147       52,165         53,197
     expense and premium - net..................      392          507          567          567          594            643
    Interest on short-term bank loans...........      647          220        1,157        3,144        2,269          2,657
    Other interest..............................    1,011        2,023        1,538        1,598        2,319          2,953
    Interest portion of rentals.................      683        1,077          794          925          991            949

          Total fixed charges...................   56,141       57,533       55,228       57,381       58,338         60,399

Earnings  - as defined.......................... $139,293     $178,471     $164,401     $192,714     $201,048       $196,587

Ratio of earnings to fixed charges..............    2.48x        3.10x        2.98x        3.36x        3.45x          3.25x

                                                                                                             Exhibit 12
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